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                                                                      EXHIBIT 10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Post-Effective Amendment No. 34/Amendment No. 77 to Registration Statement No. 002-90380/811-4001 of Metropolitan Life Separate Account E on Form N-4 of our report dated March 23, 2005, relating to Metropolitan Life Separate Account E, and our report dated March 31, 2005 relating to Metropolitan Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for certain non-traditional long duration contracts and separate accounts, and for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on January 1, 2004 and October 1, 2003, respectively) both appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Registered Independent Accountants", appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the headings "Financial Statements" appearing in the Prospectus, which is also a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Certified Public Accountants
Tampa, Florida
April 04, 2005